Exhibit 10.1
Certain identified information has been excluded from this exhibit because it is both not material and is the type that the Company treats as private or confidential

Advisor Agreement
    This Advisor Agreement (the “Agreement”) is entered into as of March 5, 2026, by and between Britt Vitalone (“Advisor”) and McKesson Corporation (the “Company”).
    WHEREAS, Advisor will retire as Executive Vice President and Chief Financial Officer of the Company effective May 28, 2026 and retire as an employee of the Company effective July 1, 2026;
    WHEREAS, the Company desires to provide an orderly transition of Advisor’s duties and responsibilities and Advisor desires to assist the Company in realizing an orderly transition; and
    NOW, THEREFORE, in furtherance of the foregoing, the Advisor and the Company agree as follows:
1.Retirement. Advisor will cease to be an employee of the Company as of July 1, 2026 (“Retirement Date”). For the avoidance of doubt, Advisor’s retirement from employment with the Company shall not impact any vested benefits pursuant to the Company’s employee benefit plans that he participated in as of the Retirement Date.
2.Consulting Services. Advisor shall provide the following services (the “Services”), with such time commitment not to exceed fifty (50) hours per month on average during the Term:
a.advice to the Company with respect to its planned separation of McKesson Medical Surgical and strategic alternatives with respect thereto;
b.service on the Board of Directors of McKesson Medical-Surgical Top Holdings, Inc. (“MMS”), until such time as otherwise determined by the Chief Executive Officer, subject to the applicable governing documents of MMS and applicable law; and
c.such other advisory services as may reasonably be requested from time to time by the Chief Executive Officer.
3.Compensation. As compensation for the Services and for Advisor’s continuing obligations to the Company, the Company shall pay Advisor a monthly fee of $50,000 (the “Advisory Fee”), which shall be paid on a monthly basis in arrears. If Advisor’s Services are terminated by Company without Cause, Advisor shall continue to receive his Advisor Fee as if he had continued to provide services through the Notice Period (as defined below). Other than the Advisory Fee, Advisor shall not be entitled to any other compensation or employee benefits during the Term.

4.Term and Termination.

a.The term of this Agreement shall commence on July 2, 2026 and continue until terminated pursuant to Section 4(b) below (the “Term”).
b.The Company and Advisor each shall have the right to terminate this Agreement at any time by providing 90 days’ prior written notice to the other party (“Notice Period”); provided that the Company may terminate this Agreement for “Cause” with no prior notice to Advisor; and provided further that this Agreement shall terminate no later than the earliest of (i) the 18 month anniversary of the Retirement Date, (ii) the date of MMS’ initial public offering, and (iii) such date that the Company no longer directly or indirectly owns a majority of MMS’ outstanding voting power. For the purposes of this Agreement, “Cause” shall mean any of the following: (i) Advisor’s refusal or failure to perform, or negligence in the performance of, the Advisor’s duties and responsibilities or refusal or failure to carry out the reasonable lawful written direction of the Chief Executive Officer, in each case in a manner that causes harm to the Company or any of its subsidiaries; (ii) Advisor’s engagement in conduct that involves a breach of fiduciary obligation to the Company or any of its subsidiaries in a manner that causes harm to the Company or any of its subsidiaries; (iii) Advisor’s engagement in conduct that otherwise could reasonably be expected to have an adverse effect upon the business, interests or reputation of the Company or any of its subsidiaries; (iv) Advisor’s non-compliance with the Company’s policies or procedures, including, without limitation, the Company Code of Conduct; (v) Advisor’s violation of any legal or material contractual obligation to the Company; (vi) Advisor’s commission of fraud, embezzlement, theft, or other dishonesty with respect to the Company or any of its subsidiaries or affiliates; or (vii) Advisor’s conviction of or plea of nolo contendere to, any felony or any other crime involving dishonesty or moral turpitude.
5.Expenses. The Company shall reimburse Advisor for all reasonable commercial travel and other reasonable expenses, reasonably documented, incurred by Advisor in performing the Services.
6.Independent Contractor Status. Advisor shall act solely as an independent contractor with respect to the Company, and as such, is not authorized to bind the Company to third parties without the prior written consent of the Company. Advisor hereby acknowledges and agrees that all amounts payable pursuant to this Agreement shall represent fees for services as an independent contractor, and shall therefore be paid without any deductions or withholdings taken therefrom for taxes or for any other purpose. Advisor shall be solely responsible for the payment of any federal, state, or local income or self-employment taxes imposed on him with respect to any amounts paid to Advisor with respect to or as a result of this Agreement. The Company acknowledges and agrees that it will treat Advisor’s services pursuant to this Agreement as that of an independent contractor and will report it as such to any governmental authority. With respect to the Services provided hereunder, Advisor shall not be eligible to participate in the benefit plans of the Company, including without limitation, any retirement, pension, profit sharing, group insurance, health insurance or similar plans, if any, that have been or may be instituted by the Company for the benefit of its employees; provided that Advisor may participate in the benefit plans of the Company in his status as a former employee of the Company where applicable. Section 409A. This Agreement and the payments to be made hereunder are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Code”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and construed in compliance therewith. In no event shall Advisor’s Services comprise more than 20% of the average level of services he performed for the Company over the 36-month period preceding the Retirement Date. With respect to any reimbursement of expenses to Advisor, as specified under this Agreement, such reimbursement of expenses shall be subject to the following conditions: (i) the expenses eligible for reimbursement provided in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for another benefit. The Company and Advisor will amend or modify this Agreement or any related agreement to the extent necessary or advisable to comply with, or to ensure that, any payments to the Advisor are not subject to Section 409A of the Code.

7.Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given:

If to the Company:    McKesson Corporation
    c/o Chief Executive Officer
    6555 State Hwy 161
    Irving, TX 75039
    CorpSecretary@mckesson.com

If to Advisor:    [Private and confidential information omitted]

8.Indemnification and D&O coverage. Nothing in this Agreement will adversely affect Advisor’s rights with respect to Company provided indemnification and directors and officers (“D&O”) insurance coverage relating to Advisor’s service to the Company. In addition, Advisor will continue to have full rights to Company provided indemnification and D&O insurance coverage with respect to the Services provided by Advisor hereunder. The Company shall use commercially reasonable efforts to provide that the Advisor be entitled to indemnification and insurance coverage from MMS for service on the Board of Directors of MMS that is no less favorable to Advisor than the coverage provided to similarly situated members of the Board of Directors.
9.Cooperation. Following the date of this Agreement and until the fifth (5th) anniversary of the Retirement Date, Advisor agrees to reasonably cooperate with the Company and its subsidiaries in a thorough and timely manner (including by providing truthful information) in connection with any inquiry or investigation and/or the prosecution and/or defense of any claim in which the Company or any of its subsidiaries may have an interest, making Advisor reasonably available to participate in any proceeding or inquiry or investigation involving the Company or any of its subsidiaries, or any investigation or audit, which may include, without limitation allowing Advisor to be interviewed by representatives of the Company or any of its subsidiaries, participating as requested in interviews and/or preparation by the Company or any of its subsidiaries, appearing for depositions and testimony without requiring a subpoena, and producing and/or providing any documents or names of other persons with relevant information. Advisor also represents and agrees that he will not knowingly withhold, tamper with, or fail to communicate relevant information reasonably available to Advisor, each as directed by the Company. The Company shall try to schedule Advisor’s cooperation pursuant to this Section 9 so as not to unduly interfere with the Advisor’s other personal or professional pursuits. The Company agrees to pay Advisor’s reasonable expenses in connection with complying with this Section 9.
10.Confidentiality.
a. Advisor will not, at any time, directly or indirectly, disclose or distribute to any person or entity, or use, except for the sole benefit of the Company, any of the Company’s Confidential Information or Trade Secrets (Confidential Information and Trade Secrets together constitute “Company Information”). “Confidential Information” means any information or material not generally known to the public, and which (a) is generated or collected by or used in the operations of the Company and relates to the actual or anticipated business of the Company or the Company’s actual or prospective vendors or clients; or (b) is suggested by, or results from any task assigned to Advisor by the Company or work performed by Advisor for or on behalf of the Company or any client of the Company. Confidential Information will not be considered generally known to the public if revealed improperly to the public by Advisor or others. By way of example, Confidential Information includes, but is not limited to, the Company’s research and development plans or projects, data and reports; computer materials such as programs, instructions, source and object code, and printouts; formulas; inventions, developments, and discoveries; product testing information; data compilations, development databases; business improvements; business plans (whether pursued or not); business proposals; budgets; unpublished financial statements; licenses; pricing strategy and cost data;

margins; information regarding the skills and compensation of other employees of the Company; legal opinions and advice; legal strategies and assessments; assessments of intellectual property; privileged information; the protected health information of individuals, including employees of the Company; (except where precluded by law) the identities of the Company’s clients and potential clients, customers and potential customers (collectively, “Customers”); the identities of contact persons at Customers; the particular preferences, likes, dislikes and needs of Customers and Customer contact persons; sales terms or service plans; strategies, forecasts, know-how, and other marketing techniques; and the identities of the Company’s suppliers and contractors, and all information about those supplier and contractor relationships such as contact person(s), pricing and other terms. “Trade Secrets” are defined and protected as provided by the federal Defend Trade Secrets Act or applicable state law. For purposes of this Agreement, a potential Customer is one to whom a presentation, proposal or other material contact for the purpose of soliciting business was made by Advisor or any person in the division in which Advisor works or have worked and about which Advisor learned Company Information related to such potential Customer within one (1) year prior to the termination of Advisor’s Services. All Company Information Advisor develops for the Company is and will remain the exclusive property of the Company. The confidentiality obligations in this Agreement will not prohibit Advisor from divulging Company Information by order of court or agency of competent jurisdiction or as required by law. If Advisor receives an order, subpoena, or request from a court or agency of competent jurisdiction that seeks to compel disclosure of Company Information, Advisor will promptly inform the Company’s Law Department in writing of any such situations and will take reasonable steps to prevent disclosure of Company Information until the Company has been informed of such compelled disclosure and has had a reasonable opportunity to seek a protective order.
b.Advisor understands that nothing contained in this Agreement limits his ability to file a charge or complaint with any federal, state, or local governmental agency or commission (collectively, “Government Agency”). Advisor further understands that this Agreement does not limit his ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.
c.Advisor also understands that this Agreement does not prohibit Advisor from disclosing a Trade Secret (as that term is defined under the federal Defend Trade Secrets Act) that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, where such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Advisor understands that a service provider or employee (or former employee) who files a lawsuit for reporting a suspected violation of the law may disclose the trade secret to the employee’s attorney and use the trade secret in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.
d.The Company does not intend to, nor does it, waive any applicable privilege, including the attorney-client privilege, common interest privilege, or work-product doctrine, or other legal basis under which confidential company information may not be subject to disclosure. Moreover, this Agreement does not constitute, and should not be construed as, a waiver of any intellectual property, privacy or publicity rights related to any such disclosures or of any objections the Company may have to any such disclosure or report.

11.Ownership of Intellectual Property.
a.Advisor hereby presently assigns to the Company his entire right, title and interest in any idea, formula, invention, discovery, design, drawing, process, method, technique, device, improvement, computer program and related documentation, technical and non-technical data, work of authorship, patent, or patent application (collectively, “Developments”), which Advisor solely or jointly conceived, wrote or acquired in whole or in part while he was working for the Company, and for six (6) months after the end of the Term, and which relate to the actual or anticipated business or research or development of the Company, or which are suggested by or result from any task assigned to Advisor or work performed by Advisor for or on behalf of the Company, whether or not such Developments are made, conceived, written or acquired during normal hours of work or using Company facilities, and whether or not such Developments are patentable, copyrightable or susceptible to other forms of protection. The term “Developments” does not apply to any development for which no equipment, supplies, facilities or Company Information was used, and which was developed entirely on Advisor’s own time unless (i) the development relates (A) to the actual or anticipated business of the Company or (B) to the Company’s actual or demonstrably anticipated research or development, or (ii) the development results from any work performed by Advisor for the Company. Subject to the conditions above, any intellectual property right in any Developments and related documentation or works of authorship which are created within the scope of Advisor’s services to the Company are owned by the Company.
b.Advisor acknowledges that all works of authorship including, for example, written documents, spreadsheets, graphics, designs, trademarks, service marks, algorithms, computer programs and code, protocols, formulas, mask works, brochures, presentations, photographs, music or compositions, manuals, reports, and compilations of various elements (collectively, “Creative Works”) that are made by Advisor (solely or jointly with others) within the scope of and during the period of Advisor’s employment with the Company and during the Term of this Agreement and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101) and are deemed specially ordered by the Company under U.S. Copyright law. In the event that any Creative Work is determined not to be a “work made for hire,” this Agreement shall operate as an irrevocable assignment by Advisor to the Company of the copyright in the Creative Work, including all right, title and interest therein.
c.Advisor will promptly disclose any Developments to the Company, including by following the Company’s policies and procedures in place for that purpose, and Advisor will, at the Company’s request, promptly execute a specific assignment of title and such other documents as may reasonably be requested by the Company for the purpose of vesting, confirming or securing title to the Developments, and Advisor will do anything else reasonably necessary, at the Company’s sole and reasonable expense, but without additional compensation to Advisor, to enable the Company to secure a patent, copyright or other form of protection in the United States and in other countries even after the termination of Advisor’s services to the Company. If the Company is unable, after reasonable effort, to secure Advisor’s signature or other action, whether because of Advisor’s physical or mental incapacity, Advisor’s refusal to cooperate, or for any other reason, Advisor hereby irrevocably designates and appoints the Company as his duly authorized agent and attorney-in-fact, to act for and on his behalf and stead to execute any such document and take any other such action to secure the rights and title to the Developments anywhere in the world with the same legal force and effect as if executed by Advisor.

12.Significant Change in Activities. During the Term, Advisor shall inform the Company’s Chief Executive Officer of any significant activities, including proposed advisory or board services for, or employment with, another company or entity, and shall refrain from engaging in such activities with another company or entity that is in competition with the Company, except as discussed and agreed with the Chief Executive Officer.
13.Miscellaneous. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to such subject matter. The provisions and obligations of this Agreement which are intended to survive upon termination of this Agreement shall survive. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Texas without regard to its principles of conflict of laws. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. No amendment, modification, termination or waiver of any provisions of this Agreement and no consent to any departure by any party therefrom shall in any event be effective unless the same shall be in writing and signed by the parties hereto, and then such waiver or consent shall be effective only in the given instance and for the specific purpose for which given.
14.Assignment. Neither this Agreement nor any right or interest hereunder shall be assignable by Advisor, his beneficiaries or legal representatives without the Company’s prior written consent. The Company may assign this Agreement to any successor or assign (whether directly or indirectly, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and its permitted successors and assigns.
15.BAPA. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be construed to amend, waive, or supersede Advisor’s obligations under the Business Asset Protection Agreement between Advisor and Company dated May 27, 2014 (the “BAPA”), which remains in full force and effect. Any waiver of, or consent under, the BAPA must be set forth in a written instrument executed by the Company in accordance with the BAPA’s terms. The confidentiality obligations set forth in this Agreement are intended to supplement, and not limit or replace, Advisor’s obligations under the BAPA.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MCKESSON CORPORATION
By:	/s/ Brian S. Tyler
Name: Brian S. Tyler
Title: Chief Executive Officer

ADVISOR
/s/ Britt J. Vitalone
Britt Vitalone